Exhibit 5.2

CLIFFORD CHANCE LLP 10 UPPER BANK STREET LONDON E14 5JJ TEL +44 20 7006 1000 FAX +44 20 7006 5555 DX 149120 CANARY WHARF 3 www.cliffordchance.com
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Barclays Bank PLC 1 Churchill Place London E14 5HP	E-mail: simon.sinclair@cliffordchance.com 15 May 2014

Dear Sirs

Barclays Bank PLC

U.S.$2,250,000,000 3.75 per cent. Fixed Rate Senior Notes due 2024

We have acted as English legal advisers to Barclays Bank PLC (the “Issuer”) in connection with the issue by the Issuer of U.S.$2,250,000,000 3.75 per cent. Fixed Rate Senior Notes due 2024 (the “Notes”) under the Senior Debt Indenture (the “Senior Debt Indenture”) entered into on 16 September 2004 between the Issuer and The Bank of New York Mellon as trustee (the “Trustee”).

1.	INTRODUCTION

1.1	Opinion Documents

This Opinion relates to the Notes.

1.2	Defined Terms

1.2.1	Terms defined or given a particular construction in the Senior Debt Indenture shall have the same meaning in this Opinion unless a contrary indication appears.

1.2.2	Headings in this Opinion are for ease of reference only and shall not affect its interpretation.

1.2.3	All references in this Opinion to paragraphs mean paragraphs in this Opinion.

1.3	Legal Review

In connection with the creation and issue of the Notes and the giving of this Opinion:

1.3.1	we have reviewed the documents referred to in Schedule 1 (Documents);

CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NO. OC323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET LONDON E14 5JJ. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS. THE FIRM IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY.

CLIFFORD CHANCE LLP

1.3.2	we have not verified the facts or the reasonableness of any statements (including statements as to foreign law) contained in the Prospectus, save as expressly specified in paragraph 2.2;

1.3.3	we have not been responsible for ensuring that the Prospectus contains all material facts; and

1.3.4	we have not been responsible for ensuring that the Prospectus complies with the requirements of any competent authority.

1.4	Applicable Law

This Opinion is governed by English law, relates only to English law as applied by the English courts as at today’s date and does not extend to the laws of any other jurisdiction (save as described in paragraph 1.5). All non-contractual obligations and any other matters arising out of or in connection with this Opinion are governed by English law.

1.5	Taxation

We express no opinion on any taxation matter, and none is implied or may be inferred, save as expressly specified in paragraph 2.2. In respect of those tax matters this Opinion is confined to, and given on the basis of, English law, United Kingdom tax law and Her Majesty’s Revenue and Customs (“HMRC”) practice in force or applied in the United Kingdom as at today’s date.

1.6	Assumptions and Reservations

This Opinion is given on the basis of the assumptions set out in Schedule 2 (Assumptions) and is subject to the reservations set out in Schedule 3 (Reservations). This Opinion is strictly limited to the matters stated in paragraph 2 and does not extend to any other matters.

2.	OPINION

We are of the opinion that:

2.1	Authorisation

The issue of the Notes has been duly authorised by or on behalf of the Issuer.

2.2	Taxation statements in the Prospectus

The statements in the section headed “United Kingdom Taxation - Debt Securities” in the Base Prospectus dated 19 July 2013 are correct in all material respects.

CLIFFORD CHANCE LLP

3.	ADDRESSEES AND PURPOSE

The scope and content of this Opinion solely have regard to the interests of Barclays Bank PLC in accordance with its instructions. This Opinion is provided in connection with the creation and issue of the Notes and for the information of the persons to whom it is addressed and it may not be relied upon for any other purpose or by any other person.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement and the reference to us under the heading “Validity of Securities” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended.

Yours faithfully

/s/ CLIFFORD CHANCE

CLIFFORD CHANCE LLP

SCHEDULE 1

DOCUMENTS

1.	DOCUMENTS

(a)	The base prospectus dated 19 July 2013 relating to, inter alia, the Notes (the “Base Prospectus”).

(b)	The prospectus supplement dated 12 May 2014 relating to the Notes (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

(c)	A copy of the Senior Debt Indenture (including the form of global note).

(d)	Copies of the Barclays Bank Acts 1925 and 1984 and the Barclays Group Reorganisation Act 2002.

(e)	A certified copy of the articles of association of the Issuer as adopted on 30 April 2010.

(f)	A copy of extracts from the minutes of a meeting of the board of directors of the Issuer held on 14 April 1994 certified a true copy by Patrick Gonsalves.

(g)	A copy of an extract of a minutes of a meeting of the board of directors held on 14 February 2008 certified as a true copy by Charlotte Brehaut.

(h)	A copy of the minutes of a meeting of the board of Barclays PLC held on 26 July 2012.

(i)	A copy of the written resolutions of the Fund Raising Committee of the board of directors of the Issuer (the “Fund Raising Committee”) passed on 16 September 2004.

(j)	A copy of the written resolutions of the Fund Raising Committee dated 12 July 2013.

(k)	A certified copy of the minutes of a meeting of the board of directors of the Issuer held on 12 December 2013.

(l)	A copy of the approval by the Group Finance Director and written resolution of the Treasury Committee of the Issuer dated 1 May 2014.

(m)	A copy of the written resolution of the Treasury Committee of the Issuer passed on 14 May 2014.

(n)	A copy of the power of attorney dated 14 May 2014 in favour of each of Timothy Allen, Oihana Bessonart, Keith Harding, Jennifer Moreland and Steven Penketh.

CLIFFORD CHANCE LLP

SCHEDULE 2

ASSUMPTIONS

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures, stamps and seals are genuine, all original documents are authentic, all deeds and counterparts were executed in single physical form and all copy documents are complete and conform to the originals.

(b)	The copies of the certificate of incorporation, certificate of incorporation on change of name, certificate of re-registration and articles of association of the Issuer provided to us are accurate and complete as of the date of this Opinion.

2.	CORPORATE AUTHORITY

(a)	In resolving to create and issue the Notes the directors of the Issuer acted in good faith to promote the success of the Issuer for the benefit of its members and in accordance with any other duty.

(b)	Each director of the Issuer has disclosed any interest which he or she may have in the issue of the Notes in accordance with the provisions of the Companies Act 2006 (the “Companies Act”) and the Issuer’s articles of association and none of the directors has any interest in the issue of the Notes except to the extent permitted by the Issuer’s articles of association.

(c)	The resolutions of the Issuer’s board of directors as set out in the minutes referred to in Schedule 1 (Documents) were duly passed at a properly constituted and quorate meeting of duly appointed directors of the Issuer and have not been amended or rescinded and are in full force and effect.

(d)	The resolutions in writing of the Fund Raising Committee and the Treasury Committee of the Issuer referred to in Schedule 1 (Documents and Enquiries) were duly adopted by a properly constituted Fund Raising Committee or Treasury Committee (as applicable), have not been amended or rescinded and are in full force and effect.

(e)	The resolutions of the shareholders of the Issuer referred to in Schedule 1 (Documents) were duly passed at a properly convened and quorate meeting of the shareholders of the Issuer and in all cases have not been amended or rescinded and are in full force and effect.

(f)	That, as at 12 May 2014, Timothy Allen held the office of Director, Capital Markets Execution.

3.	CORPORATE CAPACITY OF THE PARTIES

Each party to the Senior Debt Indenture has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Senior Debt Indenture.

CLIFFORD CHANCE LLP

4.	EXECUTION OF SENIOR DEBT INDENTURE

Each party to the Senior Debt Indenture has duly executed and delivered the Senior Debt Indenture.

5.	OTHER DOCUMENTS

Save for those listed in Schedule 1 (Documents) there is no other agreement, instrument, other arrangement or relationship between any of the parties to the Senior Debt Indenture which modifies, supersedes or conflicts with the Senior Debt Indenture.

6.	TAX MATTERS

(a)	The Issuer is resident only in the United Kingdom for United Kingdom tax purposes.

7.	CHOICE OF LAW

(a)	The obligations expressed to be assumed by the Issuer under the Senior Debt Indenture constitute the Issuer’s legal, valid, binding and enforceable obligations under the laws of the State of New York and words and phrases used in the Senior Debt Indenture have the same meaning and effect as they would if the Senior Debt Indenture was governed by English law.

(b)	The submission to the jurisdiction of any state and federal court in the City and State of New York by the Issuer contained in the Senior Debt Indenture is legal, valid and binding under the laws of the State of New York.

(c)	The choice of the laws of the State of New York to govern the Senior Debt Indenture is a valid choice under the laws of the State of New York.

CLIFFORD CHANCE LLP

SCHEDULE 3

RESERVATIONS

1.	BANKING ACT 2009

The opinions set out in this letter are subject to any limitations arising from any measures taken in relation to a bank, or a holding company of a bank or a building society (as such terms are defined in Part 1 of the Banking Act 2009, as amended (the “Banking Act”)) or any changes in law made pursuant to the powers contained in Part 1 of the Banking Act which are designed to address the situation where all or part of the business of a bank or building society has encountered, or is likely to encounter, financial difficulties.

2.	OTHER QUALIFICATIONS

The confirmation provided in paragraph 2.2 is subject to the following specific reservations:

(a)	We give no confirmation as to any section of the Prospectus other than the confirmation set out in paragraph 2.2;

(b)	The confirmation is given solely on the basis set out in paragraph 2.2 and in particular is limited to matters governed by English law, the tax law of the United Kingdom and HMRC’s practice in force or applied in the United Kingdom as at today’s date; and

(c)	Whilst we have reviewed the statements under the caption “United Kingdom Taxation - Debt Securities” in the Base Prospectus we have not been responsible for drafting them and, were we drafting this section today, we might have expressed certain matters in a different manner or with a different emphasis and would have included a specific reference to the adoption by the Council of the European Union on 24 March 2014 of a Council Directive amending Council Directive 2003/48/EC on the taxation of savings income in the form of interest payments.